Exhibit 99.1

KULR Commercializes Battery Safety Technology for Volta Energy Products

Deploying Space-Proven Solution in the $59B Global Market in 2019 Forecasted to Grow to $546B by 2035 According to Lux Research

CAMPBELL, CA, July 16, 2020 – KULR Technology Group, Inc. (OTCQB: KULR) (“KULR”), a leading developer of thermal management technologies for batteries and electronics announced today that they have reached an agreement with Volta Energy Products, Inc. (“Volta”), a Buffalo, New York-based company and wholly owned subsidiary of Viridi Parente, Inc. that manufactures and designs cutting edge Whispertech™ storage systems engineered for safety and power for residential, institutional, commercial, and industrial applications, to provide its passive propagation resistant (PPR) technology. KULR’s technology will be implemented into stationary energy storage modules from the grid intended for both immediate backup in case of power outages and supplemental energy during peak demand.

KULR has developed its PPR design solution in partnership with NASA to prevent cell to cell thermal runaway propagation and to inhibit the fire and ejecta of a single cell from exiting the battery enclosure. KULR is deploying this technology for the global energy storage market forecasted to be $546B by 2035, according to Lux Research. KULR currently works with NASA’s Marshall Space Center and NASA’s Ames Research Center on satellite battery designs to meet the NASA JSC 20793 Revision D safety standard for crewed space missions. KULR continues to expand its space-proven technology to mass markets such as energy storage and electric transportation.

“Volta is a leader in providing high-energy capacity energy storage solutions to industrial and mobility markets. KULR is excited to work with Volta to provide the safest regulatory-compliant battery solution in the market. Technologies that promote battery safety are of great importance for utility and industrial energy storage industries and is a primary focus for KULR. We provide the safest, most cost-effective energy storage technologies capable of preventing battery fires and the release of explosive, toxic gases that arise from such incidents,” said Michael Mo, CEO of KULR.

“In order to truly impact climate change through renewable energy solutions, energy storage will continue to grow as a means to enhance demand profiles at the point of use; enhancing performance and safety is paramount to ensuring that storage gains its rightful place in maintaining an efficient electric system. The coordination between KULR and Volta is a substantial step toward achieving these goals,” said Dennis Elsenbeck, President of Viridi Parente.

Public safety concerns have grown against the backdrop of large-scale energy storage deployments and recent incidents regarding those deployments.  However, not all large-scale energy storage deployments are made the same, and KULR is working with companies like Volta to revolutionize this industry and safely power our communities.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

About Volta Energy Products, Inc.

Headquartered in Buffalo, New York, Volta Energy Products, Inc. is a wholly-owned subsidiary of Viridi Parente Inc. Through Volta and its other entity, Green Machine Equipment, Inc., Viridi Parente builds clean, renewable power systems that employ proprietary Lithium-ion cells, modules, and drives for industrial applications, microgrid storage, and renewable replacements for a myriad of fossil fuel-based engine systems including construction equipment. Viridi Parente intends to disrupt and revolutionize the energy industry. For more information, please visit www.viridiparente.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:	Media Contact:
Keith Pinder	Derek Newton
Landon Capital	Head, Media Relations
Main: (404) 995-6671	Main: (786) 499-8998
kpinder@landoncapital.net	derek.newton@kulrtechnology.com